                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate Box:

[ ] Preliminary proxy statement               [ ]  Confidential, for Use of the
[X] Definitive proxy statement                     Commission Only (as
[ ] Definitive additional materials                permitted by Rule
[ ] Soliciting material pursuant to                14a-6(e)(2))
    Rule 14a-11(c) or Rule 14a-12


                             NEUROGEN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:  N/A
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:  N/A
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:  N/A
--------------------------------------------------------------------------------
(5) Total fee paid:  N/A

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3)  Filing party:
--------------------------------------------------------------------------------
(4)  Date filed:
--------------------------------------------------------------------------------

                                     [LOGO]

                              NEUROGEN CORPORATION



                                    April 29, 1997



To the Stockholders of Neurogen Corporation:

     On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of Neurogen Corporation. The Annual Meeting will be held on Tuesday, June 3, 1997, at 10:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York (the corner of 55th Street and 5th Avenue).

     A description of business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our 1996 Annual Report to Stockholders.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage-paid envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of outstanding shares is not present or represented by proxy. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

                                    Sincerely,



                                    HARRY H. PENNER, JR.
                                    President and Chief Executive Officer

                              NEUROGEN CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on June 3, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neurogen Corporation will be held on Tuesday, June 3, 1997, at 10:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, for the following purposes:

     1. To elect eleven directors to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders of the Company and until such director's respective successor shall have been duly elected and qualified.

     2. To approve the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     This Notice is accompanied by a form of proxy, a Proxy Statement and the Company's 1996 Annual Report to Stockholders. The foregoing items of business are more fully described in the Proxy Statement.

     In accordance with the Company's By-laws, the close of business on April 15, 1997 has been fixed as the Record Date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                    By order of the Board of Directors,



                                    JOHN F. TALLMAN
                                    Secretary

Branford, Connecticut
April 29, 1997

                                   IMPORTANT

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

                              NEUROGEN CORPORATION
                                PROXY STATEMENT

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Neurogen Corporation (the "Company" or "Neurogen") for use at the Annual Meeting of Stockholders to be held on June 3, 1997, at 10:00 a.m., local time, or at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York. The purposes of the Annual Meeting are set forth in the attached Notice of Annual Meeting of Stockholders.

     This Proxy Statement, the Notice of Annual Meeting of Stockholders, the form of proxy and Neurogen's Annual Report to Stockholders are being mailed to stockholders on or about May 15, 1997.

RECORD DATE AND SHARE OWNERSHIP

     Stockholders of record on the Company's books at the close of business on April 15, 1997 (the "Record Date") are entitled to vote at the Annual Meeting. At the Record Date, 14,331,313 shares of the Company's Common Stock, par value $.025 per share (the "Common Stock"), were issued and outstanding. For information concerning stock ownership by certain stockholders, see "Principal Stockholders".

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation prior to the voting of the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of the Common Stock held of record in his or her name on the Record Date on each matter submitted to a vote at the Annual Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting.

     If properly executed and received by the Company before the Annual Meeting, any proxy representing shares of Common Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made will be voted on such proposal in accordance with the recommendation of the Board of Directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, excluding any shares owned by the Company, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by mail, telephone, facsimile or telegram.

     Pursuant to Delaware law, the Board of Directors has appointed an inspector to act at the Annual Meeting. The inspector shall carry out the duties imposed pursuant to Section 231 of the Delaware General Corporation Law, including the counting of votes.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

     Eleven directors are to be elected to the Board of Directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven nominees of the Board of Directors named below, all of whom are presently directors of the Company and have served continuously since the month and year indicated opposite each such director's name in the following table, each to hold office for a term expiring at the next Annual Meeting of Stockholders of the Company and until such director's successor shall have been duly elected and qualified. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders. The eleven persons receiving the highest vote totals shall be elected as directors of the Company.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED
BELOW:

NAME OF NOMINEES          AGE  PRINCIPAL OCCUPATION                             DIRECTOR SINCE
----------------          ---  --------------------                             --------------
Barry M. Bloom, Ph.D.      68  Former Executive Vice President, Pfizer Inc      December 1993

Robert N. Butler, M.D.     70  Brookdale Professor and Chairman of the          July 1989
                               Department of Geriatrics and Adult
                               Development, Mount Sinai Medical Center

Frank C. Carlucci          66  Chairman of the Board, Neurogen Corporation;     February 1989
                               Chairman, The Carlyle Group

Jeffrey J. Collinson       55  President, Collinson Howe Venture Partners,      May 1989
                               Inc.

Robert M. Gardiner         74  Senior Advisor, Dean Witter Financial Services   June 1989
                               Group Inc.

Richard D. Harrison        73  Honorary Chairman, Fleming Companies, Inc.       July 1989

Mark Novitch, M.D.         64  Former Vice Chairman of the Board, The           December 1993
                               Upjohn Company

Harry H. Penner, Jr.       51  President and Chief Executive Officer,           December 1993
                               Neurogen Corporation

Robert H. Roth, Ph.D.      57  Professor of Psychiatry and Pharmacology, Yale   December 1988
                               University; member of the Scientific Advisory
                               Board, Neurogen Corporation

John Simon                 54  Managing Director, Allen & Company               May 1989
                               Incorporated

John F. Tallman, Ph.D.     50  Executive Vice President, Secretary,             July 1988
                               Scientific Director, and Chairman of the
                               Scientific Advisory Board, Neurogen Corporation

     Dr. Roth receives a fee of $1,500 per month for his services as a director and an additional $1,250 per month for service on the Company's Scientific Advisory Board. Mr. Carlucci receives an annual fee of $50,000 for his services as Chairman of the Board. Dr. Bloom receives an annual fee of $20,000 for consulting services provided to the Company. Directors of the Company receive out-of-pocket travel expenses in connection with their attendance at Board meetings. Pursuant to the Neurogen Corporation 1993 Non-Employee Directors Stock Option Program (the "Program"), every future non-employee director will receive an option to acquire 20,000 shares of Common Stock at its then-current fair market value upon such director's first election to the Board of Directors. The current non-employee directors were granted such options on December 30, 1993 with an exercise price of $6.50, per share, the fair market value of the Common Stock on that date. Under the Program, each non-employee director will be granted an annual option to acquire 5,000 shares of Common Stock on each anniversary of the initial grant, each with an exercise price equal to the fair market value of the Common Stock on such anniversary. The current non-employee directors were granted such options on December 30, 1994, December 29, 1995 and December 31, 1996 with exercise prices of $6.50, $26.875 and $19.25, respectively, the fair market value of the Common Stock on such dates. There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Company, the Company believes that all filing requirements for 1996 applicable to its officers, directors and beneficial owners of greater than ten percent of its Common Stock have been complied with, except for the following: Robert N. Butler filed his Form 4-Statement of Changes in Beneficial Ownership ("Form 4") for the month of April one day late; John F. Tallman, Ph.D., filed his Form 4 for the month of January one day late; and John Simon filed his Form 5 - Annual Statement of Beneficial Ownership of Securities for 1996 one week late.

     Harry H. Penner, Jr., has been President, Chief Executive Officer and a director of Neurogen since December 1993. Mr. Penner was employed by Novo Nordisk A/S from 1981 to 1993, most recently serving as an Executive Vice President of Novo Nordisk A/S and as President of Novo Nordisk of North America Inc. Mr. Penner holds an L.L.M. in International Law from New York University and a J.D. from Fordham University. Mr. Penner is a director of Anergen, Inc.

     Frank C. Carlucci has served as a director and Chairman of the Board of Neurogen since February 1989. Mr. Carlucci is principally employed as Chairman of The Carlyle Group, a private merchant bank. Mr. Carlucci served as Secretary of Defense of the United States from November 1987 through January 1989. Prior to his appointment as Secretary of Defense, Mr. Carlucci was assistant to the President of the United States for National Security Affairs. Mr. Carlucci had been Chairman and Chief Executive Officer of Sears World Trade Inc. from 1984 to 1986, after having served as President and Chief Operating Officer since 1983. Mr. Carlucci is also a director of Ashland Oil, Inc., BDM International, Inc., General Dynamics Corporation, Kaman Corporation, Northern Telecom Limited, The Quaker Oats Company, Sun Resorts, Pharmacia and Upjohn Inc., Texas Biotech Inc. and Westinghouse Electric Corporation.

     Barry M. Bloom, Ph.D., has served as a director of Neurogen since December 1993. Dr. Bloom retired in 1993 from Pfizer where he had been Executive Vice President, Research and Development and a member of the board of directors. Dr. Bloom is a director of Southern New England Telecommunications Company, Vertex Pharmaceuticals, Inc., Incyte Pharmaceuticals, Inc. and Cubist Pharmaceuticals, Inc.

     Robert N. Butler, M.D., has served as a director of Neurogen since July 1989. Dr. Butler has served as the Brookdale Professor and Chairman of the Department of Geriatrics and Adult Development at Mount Sinai Medical Center since 1982. From 1976 until 1982, Dr. Butler was the founding director of the National Institute of Aging of the National Institutes of Health. Dr. Butler won the 1976 Pulitzer Prize for his book, Why Survive? Being Old in America. He is the editor-in-chief of Geriatrics, a journal for primary care physicians, and serves on the editorial board of several other professional publications. Dr. Butler is a member of the Institute of Medicine of the National Academy of Sciences, a founding Fellow of the American Geriatrics Society and a Director of the International Longevity Center - USA. He has served as a consultant to the United States Special

Committee on Aging, the National Institute of Mental Health, the Commonwealth Fund, the Brookdale Foundation and numerous other foundations.

     Jeffrey J. Collinson has served as a director of Neurogen since May 1989. Mr. Collinson has served as President of Collinson Howe Venture Partners Inc., a venture capital firm, since 1990 and was President of Schroder Venture Managers, Inc., a venture capital firm, from 1981 to 1990. Mr. Collinson is chairman of the board of Incyte Pharmaceuticals, Inc. and is a director of Intensiva HealthCare Corporation.

     Robert M. Gardiner has served as a director of Neurogen since June 1989. Mr. Gardiner is currently a Senior Advisor to Dean Witter, Discover & Co., having retired as Chairman and Chief Executive Officer of Dean Witter Financial Services Group Inc. in August 1986. Prior to becoming Chairman and Chief Executive Officer in 1982, Mr. Gardiner served as President of Dean Witter Reynolds Inc., the predecessor of Dean Witter Financial Services Group Inc. Mr. Gardiner has served as Chairman and President of the National Association of Securities Dealers, Inc., as Chairman of the Securities Industry Association and of its governing council, as Chairman of the National Securities Processing Committee and as Vice Chairman of the New York Stock Exchange, Inc. He is also a former governor or officer of the Association of Stock Exchange Firms, the Investment Bankers Association of America, the National Clearing Corporation, the Central Market System Advisory Committee of the Securities and Exchange Commission, and the Securities Industry Association. He is a director of Dean Witter, Discover & Co.

     Richard D. Harrison has served as a director of Neurogen since July 1989. Mr. Harrison has been Honorary Chairman of the Board of Fleming Companies, Inc., a food distribution company, since April 1989. Prior to that date, he served as Chairman of the Board and Chief Executive Officer since 1981 and President and Chief Executive Officer since 1964.

     Mark Novitch, M.D., has served as a director of Neurogen since December 1993. Dr. Novitch was appointed Professor of Health Care Sciences at The George Washington University in 1994. He worked in senior executive positions at The Upjohn Company from 1985 until his retirement as Vice Chairman of the Board in 1993. Dr. Novitch served at the United States Food and Drug Administration as Deputy Commissioner and as Acting Commissioner from 1983-1984. Dr. Novitch is a director of Alteon, Inc., Calpute Biomedical, Inc. and Guidant Corporation.

     Robert H. Roth, Ph.D., has served as a director of Neurogen since December 1988 and as a member of the Company's Scientific Advisory Board since July 1988. Dr. Roth has been a Professor of Psychiatry and Pharmacology at Yale University since 1974. Dr. Roth has a Ph.D. in Pharmacology from Yale University.

     John Simon has served as a director of Neurogen since May 1989. Mr. Simon is a Managing Director of the investment banking firm of Allen & Company Incorporated. Mr. Simon is a director of Lunn Industries, Inc., T Cell Sciences, Inc., Immune Response Corporation and Batteries Batteries Inc.

     John F. Tallman, Ph.D., has been Executive Vice President, Scientific Director, Chairman of the Scientific Advisory Board and a director of Neurogen since July 1988. Dr. Tallman has served as Secretary of the Company since August 1994. Prior to joining Neurogen, Dr. Tallman was an Associate Professor of Psychiatry and Pharmacology at Yale University and currently serves as an Adjunct Professor in such departments. Dr. Tallman had previously served in research director positions at the National Institute of Mental Health in Bethesda, Maryland. Dr. Tallman received his Ph.D. in Biology from Georgetown University.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee, a Compensation Committee and a Finance Committee. During the fiscal year ended December 31, 1996, the Company did not have a nominating committee or a committee performing the functions of a nominating committee. Mr. Harrison did not attend any of the meetings of the Board of Directors or the Compensation Committee held in 1996.

     The Audit Committee, which consists of Messrs. Carlucci, Novitch and Simon, held two meetings in the last fiscal year. The Audit Committee recommends appointment of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which consists of Messrs. Gardiner, Carlucci, Harrison and Collinson, held one meeting during the last fiscal year. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive and employee compensation and stock option policy, reviews benefit programs and determines salaries for the executive officers of the Company.

     The Finance Committee, which consists of Messrs. Gardiner, Collinson, Bloom and Simon, did not hold any meetings in the last fiscal year. The Finance Committee reviews and makes recommendations to the Board concerning major finance issues, considers possible finance ventures with third parties and monitors the Company's existing financial condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pfizer Inc ("Pfizer"), a beneficial owner of more than five percent of the Common Stock, paid $9.4 million in research funding and made certain reimbursements to the Company in the last fiscal year pursuant to the terms of various collaborative agreements between Pfizer and the Company which govern their research and development collaborations with respect to anxiolytics, hypnotics and cognition enhancers which act through the GABA family of receptors and with respect to drugs for the treatment of eating disorders. These amounts constituted payments in excess of five percent of Neurogen's consolidated gross revenues for the last fiscal year. Neurogen expects to receive amounts in excess of five percent of its consolidated gross revenues from Pfizer in fiscal year 1997. In connection with these collaborations with Pfizer, the Company has granted Pfizer registration rights with respect to shares of the Company's Common Stock purchased in connection with the collaborations as well as the right to maintain its level of investment in the Company in future public offerings of Common Stock.

     In 1995, the Company made unsecured, non-interest bearing loans to Harry H. Penner, Jr., its President and Chief Executive Officer, and to John F. Tallman, its Executive Vice President and Scientific Director, of $200,000 and $150,000, respectively. In 1994, the Company made an unsecured, non-interest bearing loan to Alan J. Hutchison, its Vice President - Drug Discovery, of $150,000. The largest aggregate amount of indebtedness outstanding at any time during 1996 with respect to each of Mr. Penner, Dr. Tallman and Dr. Hutchison was $200,000, $150,000 and $128,571, respectively. See "Executive Officers - Summary Compensation Table" below for information regarding forgiveness of indebtedness and forgiveness of interest on indebtedness.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 1, 1997, certain information with respect to the beneficial ownership of Common Stock by each person known by Neurogen to own beneficially more than five percent of its outstanding Common Stock, by each director and officer of Neurogen and by all directors and officers as a group:


                                              AMOUNT AND         APPROXIMATE
   NAME AND ADDRESS                       NATURE OF BENEFICIAL     PERCENT
  OF BENEFICIAL OWNER                         OWNERSHIP(1)         OWNED(2)
  -------------------                     --------------------   -----------

Pfizer Inc.......................             2,846,000            20.8%
   235 East 42nd Street
   New York, NY 10017
Biotechnology Value Fund.........               831,006             5.8%
   One Sansone Street
   San Francisco, CA  94104
Harry Penner, Jr. (3)............               190,499             1.3%
John F. Tallman, Ph.D. (4).......               199,211             1.4%
Alan J. Hutchison, Ph.D. (5).....                46,000               *
Stephen R. Davis (6).............                18,920               *
Barry M. Bloom, Ph.D. (7)........                28,089               *
Robert N. Butler, M.D. (8).......                 9,297               *
Frank C. Carlucci (7)(9).........               136,414             1.0%
Jeffrey J. Collinson (7)(10).....                60,961               *
Robert M. Gardiner (11)..........                62,089               *
Richard D. Harrison (12).........                24,089               *
Mark Novitch, M.D. (7)...........                31,089               *
Robert H. Roth, Ph.D. (13).......                73,289               *
John Simon (7)(14)...............                60,593               *
All directors and officers
   as a group (13 persons) (15)..               940,540             6.4%

_______________
*  Less than one percent (1%).

(1) Share ownership in each case includes shares issuable upon exercise of outstanding common stock options exercisable within 60 days of March 1, 1997.

(2) Percentage of the outstanding shares of Common Stock, treating as outstanding for each beneficial owner all shares of Common Stock which such beneficial owner has indicated are issuable under stock options exercisable within 60 days of March 1, 1997.

(3) Includes 182,000 shares of Common Stock that Harry H. Penner, Jr. has the right to acquire under stock options exercisable within 60 days of March 1, 1997.

(4) Includes 51,000 shares of Common Stock that John F. Tallman, Ph.D. has the right to acquire under stock options exercisable within 60 days of March 1, 1997. Does not include 2,000 shares of Common Stock owned by Kathleen Person, Dr. Tallman's spouse. Kathleen Person and Dr. Tallman disclaim beneficial ownership of each other's shares.

(5) Includes 46,000 shares of Common Stock that Alan J. Hutchison, Ph.D., has the right to acquire under stock options exercisable within 60 days of March 1, 1997.

(6) Includes 18,750 shares of Common Stock that Stephen R. Davis has the right to acquire under stock options exercisable within 60 days of March 1, 1997.

(7) Includes 27,089 shares of Common Stock subject to stock options exercisable within 60 days of March 1, 1997.

(8) Includes 9,297 shares of Common Stock subject to stock options exercisable by Robert N. Butler, M.D., within 60 days of March 1, 1997.

(9) Does not include 40,000 shares of Common Stock owned by Mr. Carlucci's wife. Mr. Carlucci and his wife disclaim beneficial ownership of each other's shares.

(10) Includes 23,500 shares of Common Stock held by Schroder's Incorporated, for which Mr. Collinson acts as attorney-in-fact and shares investment and voting power, 880 shares held by a corporation which Mr. Collinson controls and 944 shares of Common Stock held by a child of Mr. Collinson. Mr. Collinson disclaims beneficial ownership of these shares.

(11) Includes 7,089 shares of Common Stock subject to Stock option exercisable by Robert M. Gardiner within 60 days of March 1, 1997.

(12) Includes 19,089 shares of Common Stock subject to stock options exercisable by Richard D. Harrison within 60 days of March 1, 1997.

(13) Includes 36,289 shares of Common Stock subject to stock options exercisable by Robert H. Roth, Ph.D. within 60 days of March 1, 1997.

(14) Does not include shares of Common Stock held by Allen & Company Incorporated and by persons and entities which may be deemed to be affiliated with Allen & Company Incorporated, of which shares Mr. Simon disclaims beneficial ownership.

(15) Includes 504,959 shares of Common Stock subject to stock options exercisable within 60 days of March 1, 1997.

                               EXECUTIVE OFFICERS

     In addition to Mr. Penner and Dr. Tallman (See "Election of Directors"), the other executive officers of the Company who are elected by and serve at the discretion of the Board of Directors, are as follows:


     NAME                        AGE       POSITION                  OFFICER SINCE
     ----                        ---       --------                  -------------


Alan J. Hutchison..............   43  Vice President-Drug Discovery  June 1994

Stephen R. Davis...............   36  Vice President-Finance,        July 1994
                                      Chief Financial Officer and
                                      Treasurer

     Alan J. Hutchison, Ph.D., has been Vice President--Drug Discovery since 1992 and a member of Neurogen's Scientific Advisory Board since 1989. Dr. Hutchison joined Neurogen in 1989 as Director of Chemistry. From 1981 through 1989, Dr. Hutchison was employed by Ciba Giegy, most recently as a Distinguished Research Fellow. Dr. Hutchison received his B.S. in Chemistry from Stevens Institute of Technology and received his Ph.D. from Harvard University.

     Stephen R. Davis has been Vice President--Finance, Chief Financial Officer and Treasurer of Neurogen since July 1994. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. degree from Vanderbilt University.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT:/1/

     The Compensation Committee of the Board of Directors consists entirely of outside directors and is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs of the Company. The Compensation Committee evaluates the performance of management and determines the compensation of Mr. Penner and the other executive officers of the Company on an annual basis. The Committee has developed and implemented policies and programs that seek to retain and motivate executive officers in furtherance of the Company's goal of increasing shareholder value. These policies include the following objectives:

     . Providing base salaries that take into consideration executive compensation paid by other biopharmaceutical companies of similar complexity and financial condition. This objective also takes into account the competitive demand for quality personnel in the pharmaceutical and biotechnology industries, individual experience and specific issues particular to the Company.

     . Providing periodic bonus awards for completion of significant achievements or attainment of significant objectives.

     . Providing equity participation in the form of stock option grants for the purpose of aligning executive officers' longer term interests with those of the shareholders.

----------
/1/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Rather, at the Company's current stage of development, in determining the compensation of the Company's executives the Compensation Committee looks to other measures of performance, such as the progress of the Company's research and development programs and corporate development activities, the establishment and maintenance of strategic corporate alliances and the Company's success in securing capital sufficient to assist the Company in advancing and expanding its product development, including the funding of clinical trials. The Compensation Committee believes that outstanding performance in these areas will contribute to the long-term success of the Company and the growth of shareholder value. The Committee specifically considers the achievement of milestones related to expansion of the Company's portfolio of drug development programs and the progress of drug development in each such program. In addition, the Committee considers the extent to which the Company's shares have changed in value. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's shares may be affected by industry events and market conditions which are transient in nature and beyond the control of management. This is especially true in the biotechnology industry, which is characterized by long product lead times, the inherently unpredictable nature of drug development, highly volatile stock prices and fluctuating availability of capital. Accordingly, the Compensation Committee attempts to retain and appropriately motivate the Company's executives by balancing the consideration of shorter-term strategic goals with objectives which are essential in creating longer-term shareholder value.

     In many instances the qualitative factors by which the Compensation Committee judges corporate performance necessarily involve a subjective assessment by the Committee of management's performance. Moreover, the Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

     Compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of other companies of comparable complexity and financial condition in the biopharmaceutical industry. Toward that end, the Compensation Committee may review both independent survey data as well as data gathered internally. Total compensation for the Company's executive officers includes a base salary component and may also include other forms of incentives. Incentive compensation may consist of cash incentive bonuses based on satisfying corporate goals established for the year as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive incentive compensation under the Neurogen Corporation 1993 Omnibus Incentive Plan (the "Incentive Plan") such as grants of options to purchase shares of the Company's Common Stock, with exercise prices typically set at fair market value on the date of grant. Executive compensation may also include loans, which are typically forgiven over a period of five to seven years, provided the recipient remains employed by the Company during such period.

     Executive officers are eligible for stock option grants as an element of their total annual compensation package. This component is intended to retain and motivate executive officers to improve long-term stock performance. Options are awarded at the discretion of the Compensation Committee. In 1996, all four of the Company's executive officers received options under the Incentive Plan. These options are exercisable at the fair market value of the underlying Common Stock on the date of grant. Generally, option grants vest in equal amounts over five years and have a ten year term. As with cash bonuses, the number of options to be granted to each executive officer is based on the degree of attainment of predetermined Company and personal objectives, with emphasis, in certain cases, on those which have long-term strategic value. The Company generally grants stock options to all employees and uses stock options as a bonus vehicle. The Compensation Committee administers the Incentive Plan.

     During the fiscal years ended December 31, 1995 and December 31, 1996, the Company made significant progress in several areas and met or exceeded most of its performance goals. The Compensation Committee considered the following achievements in fiscal 1995 in establishing the base salaries of the executive officers for fiscal year 1996 and in awarding incentive compensation based on the Company's performance in 1995: advancement of the Company's drug programs, including, the filing of an Investigational New Drug application (IND) with respect to the Company's lead anti-obesity compound and the completion of a Phase I situational anxiety trial of the Company's lead anti-anxiety drug candidate; the completion of a public offering of Common Stock resulting in net proceeds to the Company of approximately $43.3 million; the consummation of a collaboration with Schering-Plough Corporation with respect to the Company's anti-psychotic program; the consummation of a third collaboration with Pfizer with respect to the Company's obesity program; the extension through 1996 of the research program with Pfizer; the continued development of the Company's combinatorial chemistry program; the growth of the Company's investor base; and the continued development of the Company's strategic focus and human resources. The Compensation Committee considered the following developments in 1996 in establishing the base salaries of the executive officers for fiscal year 1997 and in awarding incentive compensation based on the Company's performance in 1996: the establishment and integration of Neurogen's AIDD program for drug discovery, which includes the Company's combinatorial chemistry, high-throughput screening, informatics and robotics programs; the application of the AIDD program to expand the Company's portfolio of drug development programs, such as the discovery of drug candidates which work through the neurotransmitter systems corticotrophin releasing factor and galanin; the commencement and progress of human clinical trials for the Company's lead anti-obesity drug; the discovery and advancement of additional drug candidates in the Company's collaborative programs for drugs to treat anxiety, schizophrenia, sleep disorders and cognition enhancement; the $10.5 million extension through December 1998 of the research programs with Pfizer with respect to GABA-based drugs to treat anxiety, sleep disorders and cognition impairment; and the consummation of an agreement to license to American Home Products, working through its Wyeth-Ayerst Laboratories division, Neurogen's rights to its anti-epilepsy drug, ADCI. The Compensation Committee believes that the commitment and leadership of the Company's executive officers were important factors in the Company's achievements in fiscal 1996.

     In December 1996, the Compensation Committee met to review the Company's performance and the performance of the Company's executive officers during fiscal 1996, to determine cash incentive bonuses and stock option grants to such executive officers and to set base salary levels for fiscal 1997. Mr. Penner is not present during the Compensation Committee's discussion and determination of his compensation. In recognition of the achievement of Company and individual performance criteria outlined above, the Compensation Committee approved increases in the base salaries of, and awarded cash incentive bonuses and stock options to, all the executive officers including Mr. Penner whose compensation is further described below.

     CEO Compensation - In evaluating the compensation of Harry H. Penner, Jr., the Committee considered the significant role Mr. Penner played in each of the above noted accomplishments. In December 1996, the Compensation Committee raised Mr. Penner's base salary from $309,000 to $340,000, effective December 1, 1996, and awarded Mr. Penner a cash bonus of $122,000 or 39 percent of his base salary. As additional recognition of Mr. Penner's efforts in 1996, and in furtherance of the Committee's belief that a substantial portion of Mr. Penner's total compensation should be dependent on the long-term appreciation of the Company's stock price, in December the Committee granted Mr. Penner an option to purchase 80,000 shares of Neurogen Common Stock pursuant to the Incentive Plan. Mr. Penner's salary increase and awards reflect the Compensation Committee's assessment of his very favorable performance and his contribution to the Company's achievement of significant milestones.

     By the Compensation Committee: Robert M. Gardiner, Frank C. Carlucci, Richard D. Harrison and Jeffrey J. Collinson.

     For the three years ended December 31, 1996, 1995, and 1994, the Company paid the amounts shown in the following table with respect to each of the executive officers of the Company.

                           Summary Compensation Table

                                                                                                      LONG-TERM
                                                                   ANNUAL                            COMPENSATION
                                                                COMPENSATION                            AWARDS
                                                 -------------------------------------------  ------------------------
                                                                                                Securities   All Other
                                                                               Other Annual     Underlying    Compen-
NAME AND PRINCIPAL                               Year   Salary     Bonus       Compensation     Options(a)    sation
POSITION                                                 ($)        ($)             ($)            (#)          ($)
------------------                               ----  -------     -----       ------------   ------------   ---------

Harry H. Penner, Jr.                             1996  311,583     122,000         41,605(b)       80,000   9,586(c)
President and Chief                              1995  295,250     147,000        118,898(d)      100,000   7,704(c)
Executive Officer                                1994  281,333      70,000              -          80,000   5,616(c)

John F. Tallman                                  1996  201,250      70,000         31,205(e)       60,000   5,772(c)
Executive Vice-President,                        1995  190,833      95,000          6,529(f)       75,000   3,811(c)
Scientific Director and                          1994  174,646      43,000              -          60,000   6,833(c)
Secretary

Alan J. Hutchison                                1996  180,000      40,000         47,387(g)       40,000   3,029(c)
Vice President-Drug Discovery                    1995  170,000      60,000         55,710(h)       50,000    782(i)
                                                 1994  155,450      23,000          4,627(f)       40,000    836(i)

Stephen R. Davis                                 1996  156,000      39,000          6,222(j)       25,000   3,796(i)
Vice President-Finance,                          1995  148,630      50,000         28,687(k)       31,250    414(i)
Chief Financial Officer,                         1994  66,458(l)     7,500            770(f)       62,500    185(i)
Treasurer
------------------

(a) References to SARs in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Company has never issued SARs, although under the Neurogen Corporation 1993 Omnibus Incentive Plan it has the ability to do so.
(b) Includes $28,571 of forgiveness of loan, forgiveness of interest of $7,097 on loan and income tax reimbursements of $5,937.
(c) Includes premiums for life insurance, and matching contribution received from participation in the Company's 401(k) plan.
(d) Includes forgiveness of interest of $4,740 on loan, relocation expenses of $60,000 and income tax reimbursement of $54,158. While Mr. Penner commenced employment with the Company in December 1993, his relocation expenses and related income tax reimbursements were not paid until 1995.
(e) Includes $21,429 of forgiveness of loan, forgiveness of interest of $5,323 on loan and income tax reimbursements of $4,453.
(f) Includes forgiveness of interest on loan and income tax reimbursements.
(g) Includes forgiveness of loan of $21,429, forgiveness of interest of $4,373 of loan and income tax reimbursement of $21,585.
(h) Includes $21,429 of forgiveness of loan, forgiveness of interest of $8,905 on loan and income tax reimbursements of $25,376.
(i) Includes premiums for life insurance.
(j) Includes forgiveness of loan of $5,000, forgiveness of interest of $665 of loan and income tax reimbursements of $557.
(k) Includes $5,000 of forgiveness of loan, forgiveness of interest of $2,290 on loan, relocation expenses of $9,760 and income tax reimbursements of $11,637. While Mr. Davis commenced employment with the Company in July 1994 his relocation expenses and related income tax reimbursements were not paid until 1995.
(l) Mr. Davis was employed as Vice President-Finance and Chief Financial Officer of the Company commencing July 18, 1994.

     For the year ended December 31, 1996, the following tables summarize incentive compensation paid to executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF       % OF TOTAL                             POTENTIAL REALIZABLE
                          SECURITIES        OPTIONS       EXERCISE                  VALUE AT ASSUMED
                          UNDERLYING       GRANTED TO     OR BASE                 ANNUAL RATES OF STOCK
                            OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION    PRICE APPRECIATION
        NAME                GRANTED        FISCAL YEAR    ($/SHARE)     DATE         FOR OPTION TERM
        ----              ----------      --------------  ---------  ----------  ------------------------
                                                                                    5%($)        10%($)
                                                                                   --------    ----------
Harry H. Penner, Jr.         80,000             13%        18.375      12/3/06     $924,475    $2,342,801
John F. Tallman              60,000             10%        18.375      12/3/06      693,356     1,757,101
Alan J. Hutchison            40,000              6%        19.25       12/31/06     484,249     1,227,182
Stephen R. Davis             25,000              4%        19.25       12/31/06     302,656       766,989

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                           SHARES                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                          ACQUIRED        VALUE             OPTIONS AT              THE-MONEY OPTIONS AT
                             ON         REALIZED         FISCAL YEAR-END           FISCAL YEAR-END($)(B)
         NAME            EXERCISE(#)     ($)(A)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            -----------    --------     -------------------------   -------------------------
Harry H. Penner, Jr.        28,000       714,462          182,000/328,000           $2,057,500/$2,200,000
John F. Tallman             31,312       813,526           51,000/184,000           $    456,950/$861,400
Alan J. Hutchison           34,000       863,180           46,000/114,000           $    459,000/$433,500
Stephen R. Davis             7,500       188,248           18,750/87,500            $    153,125/$459,375

----------
(a) Difference between exercise price and fair market value of the shares on date of exercise.
(b) Difference between option price and fair market value of the shares at year-end.


TERMS AND CONDITIONS OF CERTAIN EMPLOYMENT AND SEVERANCE AGREEMENTS

     The compensation package for Harry H. Penner, Jr., as President and Chief Executive Officer, includes a salary paid pursuant to an employment agreement between Mr. Penner and the Company which was entered into in October 1993. The agreement expired on November 30, 1995, but was automatically extended for an additional two-years pursuant to the terms of the agreement. Under such agreement, Mr. Penner's base salary of $309,000 per annum in 1996 was increased to $340,000 effective December 1, 1996. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Mr. Penner from competing with the Company for the term of the agreement and for a period of one year after termination of his employment with the Company.

     The compensation package for John F. Tallman, as Executive President and Scientific Director of Neurogen, includes a salary paid pursuant to an employment agreement between Dr. Tallman and the Company which was entered into in June 1994. The agreement expired on November 30, 1995, but was automatically extended for an additional two-years pursuant to the terms of the agreement. Under such agreement, Dr. Tallman's base salary of $200,000 per annum in 1996 was increased to $215,000 effective December 1, 1996. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Dr. Tallman from competing with the Company for the term of the agreement and for a period of one year after termination of his employment with the Company.

                              PERFORMANCE GRAPH/1/


     The following graph compares the yearly percentage in the Company's cumulative total stockholder return on its Common Stock during a period commencing on December 31, 1991 and ending December 31, 1996 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share at the beginning of the period) with the cumulative return of the NASDAQ Stock Market Index (U.S. and Foreign) and the Amex Biotechnology Index. It should be noted that Neurogen has not paid dividends on Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                NASDAQ
                                TOTAL           AMEX
                NEUROGEN        MARKET          BIOTECH

12/31/91        100.00          100.00          100.00

12/31/92        57.9            116.0           80.0

12/31/93        46.5            134.3           54.3

12/31/94        45.6            130.3           38.5

12/31/95       188.6            183.0           62.7

12/31/96       135.1            224.0           67.6


_____________________

     /1/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                PROPOSAL NO. 2:
                           APPROVAL OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as auditors to audit the financial statements of the Company for the year ending December 31, 1997 and recommends that the stockholders approve such selection at a remuneration to be fixed by the President and Chief Executive Officer or the Vice President-Finance and Chief Financial Officer. Ernst & Young LLP audited the Company's annual financial statements for fiscal year ended December 31, 1996.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     As reported in its Current Report on Form 8-K dated April 25, 1996, the Company, upon the approval of the Audit Committee of its Board of Directors, elected not to retain KPMG Peat Marwick as its principal independent accountants on April 25, 1996. On April 26, 1996, the Audit Committee, pursuant to a delegation of authority by the Board of Directors, appointed Ernst & Young LLP to succeed KPMG Peat Marwick as the principal independent accountants of the Company. KPMG Peat Marwick audited the annual financial statements of the Company for all fiscal years prior to 1996. The reports of KPMG Peat Marwick on the Company's financial statements for the fiscal years ended December 31, 1994 and December 31, 1995 did not contain an adverse opinion or disclaimer of opinion nor were any of them qualified or modified as to uncertainty, audit scope or accounting principles. Since January 1, 1994, there have been no disagreements between the Company and KPMG Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares of Common Stock they represent as the Board of Directors may recommend. Anyone desiring to address the stockholders at the Annual Meeting, whether or not making a formal proposal, must so indicate this intention to the Secretary of the Company prior to the Annual Meeting.

     In order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 Annual Meeting of Stockholders, any proposal by a stockholder of record of the Company must be received by the Company at its principal executive offices in Branford, Connecticut, on or before December 20, 1997.

     THE COMPANY WILL MAIL WITHOUT CHARGE, TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS SHOULD BE SENT TO: CORPORATE SECRETARY, NEUROGEN CORPORATION, 35 NORTHEAST INDUSTRIAL ROAD, BRANFORD, CONNECTICUT 06405.

                                         JOHN F. TALLMAN
                                         Secretary


April 29, 1997

                                                            Appendix A


                              NEUROGEN CORPORATION
                          35 Northeast Industrial Road
                          Branford, Connecticut 06405

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS


     Harry H. Penner, Jr., John F. Tallman and Stephen R. Davis, or each of them, with all powers of substitution and revocation, are hereby appointed attorneys and proxies and are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote the Common Stock of Neurogen Corporation (the "Company") held of record by the undersigned on April 15, 1997 at the 1997 Annual Meeting of Stockholders of Neurogen Corporation, which is being held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, on Tuesday, June 3, 1997, at 10:00 a.m., local time, and at any postponements or adjournments of that meeting, as set forth on the reverse, and, in their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

     [X]  Please mark your vote as in this example.

     The Board of Directors Recommends a Vote for the Nominees Listed Below.

1. ELECTION OF DIRECTORS: To elect a Board of eleven directors to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors shall have been duly elected and qualified.

     [ ] FOR all nominees listed at right       [ ] WITHHOLD AUTHORITY to vote
         (except as indicated otherwise below)      for nominees listed at right



 NOMINEES:  Frank C. Carlucci, Harry H. Penner, Jr., John F. Tallman, Barry M.
            Bloom, Robert N. Butler, Jeffrey J. Collinson, Robert M. Gardiner, Richard D. Harrison, Mark Novitch, Robert H. Roth, John Simon

                To withhold authority to vote for any nominee,
                    please write that nominee's name below:

         ------------------------------------------------------------


2. To approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1997.

              [ ]  FOR           [ ]  AGAINST        [ ]  ABSTAIN

     THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED, AND FOR THE OTHER PROPOSALS SPECIFIED.

                                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                                    PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S):
              ------------------------------------------------------------------

                                DATED:                                    , 1997
                                       -----------------------------------

                         Note: If the shares are issued in the names of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, give your full title as such.